Exhibit 99.1

Kintara Therapeutics Announces Fiscal 2023 First Quarter Financial Results and Provides Corporate Update

SAN DIEGO, November 9, 2022 /PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced financial results for its fiscal first quarter ended September 30, 2022 and provided a corporate update.

CORPORATE HIGHLIGHTS AND RECENT DEVELOPMENTS

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Paused the REM-001 program in Cutaneous Metastatic Breast Cancer (CMBC) to conserve cash which will be used to support the funding of the Company’s ongoing international registrational study for VAL-083 in glioblastoma (GBM). By pausing the REM-001 program, the Company expects to save approximately $3.0 million through 2023 (October).
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Announced that three posters were accepted for data presentation at the 2022 Society for Neuro-Oncology (SNO) Annual Meeting. The 2022 SNO Annual Meeting will be held from November 16 through November 20, 2022 in Tampa, Florida (September).
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Received a Study May Proceed letter from the United States Food and Drug Administration to begin the Company’s 15-patient study evaluating REM-001 for the treatment of CMBC. This study was subsequently paused (August).
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Entered into a purchase agreement with Lincoln Park Capital Fund, LLC (Lincoln Park) pursuant to which Lincoln Park has committed to purchase up to $20.0 million of shares of the Company’s common stock, subject to the satisfaction of the conditions contained in the agreement as well certain limitations contained therein. As of November 8, 2022, the Company has received approximately $1.9 million in net proceeds (August).

“We have prioritized our VAL-083 program in glioblastoma patients and are looking forward to announcing top-line data in the international registrational GBM AGILE Study around the end of 2023,” commented Robert E. Hoffman, Kintara’s President and Chief Executive Officer. “GBM patients and physicians are in need of additional treatments to combat this deadly disease and we believe VAL-083 may be an additional tool to help this underserved disease.”

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR 2023 FIRST QUARTER ENDED SEPTEMBER 30, 2022

At September 30, 2022, Kintara had cash and cash equivalents of approximately $7.1 million. During the quarter ended September 30, 2022, Kintara completed the sale of common shares under a purchase agreement with Lincoln Park for net proceeds to the Company of approximately $1.9 million.

For the three months ended September 30, 2022, Kintara reported a net loss of approximately $4.6 million, or $0.07 per share, compared to a net loss of approximately $6.0 million, or $0.25 per share, for the three months ended September 30, 2021. The decreased net loss for the three months ended September 30, 2022 compared to the three months ended September 30, 2021 was largely due lower research and development as well as lower general and administrative costs.

Selected Balance Sheet Data (in thousands)

	September 30, 2022	June 30, 2022
	$	$
Cash and cash equivalents	7,085	11,780
Working capital	4,640	9,268
Total assets	13,210	15,948
Total stockholders’ equity	9,618	11,795

Selected Statement of Operations Data (in thousands, except per share data)

For the three months ended

	September 30,	September 30,
	2022	2021
	$	$
Research and development	3,171	3,793
General and administrative	1,475	2,178
Other income	(50)	(5))
Net loss for the period	(4,596)	(5,966)
Series A Preferred cash dividend	(2)	(2)
Series C Preferred stock dividend	(362)	(2,462)
Net loss for the period attributable to common stockholders	(4,960)	(8,430)
Basic and fully diluted weighted average number of shares	73,205	34,281
Basic and fully diluted loss per share	(0.07)	(0.25)

Kintara’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.kintara.com/sec-filings.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara is developing two late-stage, Phase 3-ready therapeutics for clear unmet medical needs with reduced risk development programs. The two programs are VAL-083 for GBM and REM-001 for CMBC.

VAL-083 is a "first-in-class", small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g., NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently advancing VAL-083 in the Global Coalition for Adaptive Research registrational Phase 2/3 clinical trial titled Glioblastoma Adaptive Global Innovative Learning Environment (GBM AGILE) Study to support the development and commercialization of VAL-083 in GBM.

Kintara also has a proprietary, late-stage PDT platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 therapy has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. In CMBC, REM-001 has a clinical efficacy to date of 80% complete responses of CMBC evaluable lesions and an existing robust safety database of approximately 1,100 patients across multiple indications. Kintara has paused the REM-001 CMBC program to conserve cash resources.

For more information, please visit www.kintara.com or follow us on Twitter at @Kintara_Thera, Facebook and Linkedin.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company's clinical trials and the GBM AGILE study. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to regain compliance with The Nasdaq Capital Market’s listing standards; the impact of the COVID-19 pandemic on the Company's operations and clinical trials; the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2022, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS

Investors
LifeSci Advisors
Mike Moyer, Managing Director

617.308.4306

Media Inquiries
David Schull or Ignacio Guerrero-Ros, Ph.D.
Russo Partners
858.717.2310
646.942.5604